FOR IMMEDIATE RELEASE

Contact:   William J. McCarthy
           President and Chief Executive Officer


                 ABS INDUSTRIES, INC. ARRANGES FINANCING
                AND RETAINS SMITH BARNEY FOR POSSIBLE SALE


          Willoughby, Ohio, January 26, 1996 - ABS Industries, Inc. (NASDAQ: ABSI) announced today that it has reached an agreement in principal with its senior lenders and certain of its customers for the funding of the Company for approximately the next ninety days. It is anticipated that such financing will allow the Company sufficient time to pursue its previously announced sale.

          ABS also announced today that it has retained the investment banking firm of Smith Barney Inc. to advise the Company in connection with such sale. William J. McCarthy, President and Chief Executive Officer of ABS, stated that "the hiring of Smith Barney is an important step for the Company in achieving the necessary financing to allow the continuing operation of the business of ABS."

          ABS, through its wholly-owned subsidiaries, Colfor, Inc. and Colmach, Inc., operates exclusively in the cold and warm forging industry and the machining of forged components.

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